EXHIBIT 21

Exhibit 21. Subsidiaries of the Registrant

The Company has seven wholly-owned subsidiaries. All others listed are either direct or indirect subsidiaries of the Bank.

SUBSIDIARIES OF THE COMPANY	STATE OF INCORPORATION
Mid America Bank, fsb	United States
MAF Bancorp Capital Trust I	Delaware
MAF Bancorp Capital Trust II	Delaware
MAF Developments, Inc.	Illinois
Mid Town Development Corporation	Illinois
Equitable Finance Corp.	Illinois
Computer Dynamics Group, Inc.	Illinois

SUBSIDIARIES OF THE BANK	STATE OF INCORPORATION
Mid America Investment Services, Inc.	Illinois
Mid America Insurance Agency, Inc.	Illinois
Mid America Finance Corporation	Illinois
Mid America Mortgage Securities, Inc.	Illinois
N.W. Financial Corporation	Illinois
Randall Road Development Corporation	Illinois
Centre Point Title Services, Inc.	Illinois
Reigate Woods Development Corporation	Illinois
MAF Realty Co., L.L.C. – III	Delaware
MAF Realty Co., L.L.C. – IV	Delaware
Mid America Re, Inc.	Vermont
EFS Service Corporation	Illinois
EFS Financial Services, Inc.	Illinois
SF Investment Corporation	Nevada
SF Insurance Services Corporation	Wisconsin
St. Francis Equity Properties, Inc. (1)	Wisconsin
Center Point Mortgage, Inc.	Illinois

(1)	St. Francis Equity Properties, Inc. is a 98% or 99% partner or member in 13 individual limited liability partnerships or limited liability companies, each of which invest in an affordable housing property within the State of Wisconsin.